Exhibit 99.1

Macquarie Infrastructure Company Reports Fourth Quarter and Full-Year 2013 Financial Results, Increases Quarterly Cash Dividend

  Proportionately combined Free Cash Flow increases 12.2% in the fourth quarter
  Cash dividend increased to an annualized $3.65 from $3.50; fourth quarter payment of $0.9125 per share to be made March 6, 2014
  Proportionately combined Free Cash Flow increases by 25.4%; $4.09 per diluted share generated for the full year
  Acquisition of fixed base operation in Boca Raton, FL by Atlantic Aviation announced

NEW YORK--(BUSINESS WIRE)--February 19, 2014--Macquarie Infrastructure Company LLC (NYSE:MIC) reported its financial results for 2013 including a 12.2% and 25.4% increase in proportionately combined Free Cash Flow for the fourth quarter and full year, respectively.

The increases reflect better than anticipated results at MIC’s Atlantic Aviation business, partially offset by higher operating expenses and maintenance capital expenditures at International-Matex Tank Terminals.

Proportionately combined Free Cash Flow per share for the full-year 2013 increased 11.7%, or $0.43, to $4.09 compared with the full-year 2012, excluding swap break fees incurred at Hawaii Gas in 2012. Per share figures for the full year include the impact of a 10.2% increase in the number of the Company’s weighted average shares outstanding at year-end. MIC issued 8.8 million additional shares during 2013 including shares sold in follow on offerings in May and December. The sales increased MIC’s weighted average number of shares outstanding at year end by 4.7 million versus year end 2012. The proceeds of the sales were used primarily to reduce the indebtedness of and facilitate acquisitions by the Company’s Atlantic Aviation business.

Proportionately combined Free Cash Flow per share decreased 2.3%, or $0.02 per share, to $0.83 in the fourth quarter of 2013 compared with the fourth quarter in 2012. The decrease in the per share amount was primarily attributable to shares issued and sold by the Company in a public offering on December 18, 2013. The proceeds of these sales are expected to be used to fund acquisitions by its Atlantic Aviation business. These acquisitions are expected to close at the end of the first quarter of 2014 and to be accretive to Free Cash Flow per share on an annualized basis. Excluding the dilutive effect of shares issued on December 18, 2013, Free Cash Flow per share would have been $4.10 for the full year.

“Overall, our businesses delivered an increase in proportionately combined Free Cash Flow that was at the lower end of our guidance for 2013,” said James Hooke, Chief Executive Officer of MIC. “Atlantic had a good year and a very strong quarter; however, cost control at IMTT was very disappointing in December, in our view, and provided further evidence in support of our belief that we need to change processes and upgrade management at IMTT. Nevertheless, the outcome reflects the stability and predictability of the asset class overall and the benefits of a diversified portfolio of quality infrastructure businesses.”

Dividend Increase

On February 18, 2014, the MIC board authorized the payment of cash dividend of $0.9125 per share for the fourth quarter of 2013. The authorization represents an increase in MIC’s cash dividend of 4.3% and implies an annualized $3.65 per share.

“When we issued shares in May 2013, we indicated that we expected Free Cash Flow per share and our dividend to increase at a high single digit percentage rate annually in the medium term. I am pleased that we have been able to increase the dividend per share by $0.15, or 4.3% on an annualized basis, just six months after our last increase,” Hooke added.

The fourth quarter dividend will be paid on March 6, 2014 to shareholders of record on March 3, 2014.

Cash Generation

MIC regards Free Cash Flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. Proportionately combined Free Cash Flow refers to the sum of the Free Cash Flow generated by MIC’s businesses and investments in proportion to its equity interest in each and after holding company costs.

MIC notes that Free Cash Flow does not fully reflect its ability to freely deploy generated cash, as it does not reflect required principal payments on indebtedness, potential growth capital expenditures or other cash items excluded when calculating Free Cash Flow. Free Cash Flow may be calculated differently by other companies which limits its usefulness as a comparative measure. Free Cash Flow, as defined by MIC, should be used as a supplemental measure and not in lieu of financial results reported under GAAP. See “Cash Generation” below for MIC’s definition of Free Cash Flow and further information and see the attached reconciliation of cash from operating activities to Free Cash Flow.

Acquisition of Boca Raton Fixed Base Operation

On February 14, 2014, MIC’s Atlantic Aviation business signed an agreement to acquire certain of the assets of a Fixed Base Operation (“FBO”) at Boca Raton Airport in Boca Raton, Florida from Boca Aviation for $35.0 million. The acquisition is expected to generate annualized adjusted EBITDA of approximately $3.2 million.

The Company expects to fund the acquisition using a combination of cash on hand and drawings on the recently upsized term loan facility at Atlantic Aviation. The transaction is expected to close at the end of the first quarter of 2014, subject to the receipt of consent from the Boca Raton Airport Authority and satisfaction of other closing conditions typically associated with a transaction of this size and type.

“Following up on our proposed acquisition of the Galaxy FBOs in a transaction we announced in December, the anticipated addition of an FBO at Boca Raton further strengthens the position Atlantic Aviation expects to establish in the Florida market,” said Hooke. “Having five high quality facilities in the largest general aviation market (Florida) in the U.S. is a significant benefit to Atlantic Aviation and its customers.”

Fourth Quarter and Full-year Results

Consolidated Results

MIC consolidates the results of its Atlantic Aviation and Hawaii Gas businesses and its Contracted Power and Energy (“CP&E”) segment. The Company’s investment in IMTT is accounted for using the equity method.

Consolidated revenue for the fourth quarter of 2013 was 3.6% higher than the fourth quarter in 2012. The improvement was the result of increased product sales (fuel) at Atlantic Aviation and increased service revenue related to the full-year contribution from contracted power facilities acquired in 2012.

For the full-year 2013 MIC reported consolidated revenue of $1.04 billion compared with $1.03 billion in 2012. The relatively small increase in revenue reflects primarily lower energy prices, such as the cost of jet fuel, that typically are passed through to customers of MIC’s businesses and recovered in revenue, and volume growth.

Reported gross profit - defined as revenue less cost of goods sold - removes the volatility in revenue associated with fluctuations in energy prices. Gross profit for the fourth quarter increased 10.0%, primarily as a result of growth at Atlantic Aviation and contributions related to a full quarter of operations by the Company’s contracted power (solar) facilities. MIC’s consolidated gross profit for the full-year 2013 totaled $421.0 million, an increase of 6.0% over 2012. The year on year growth was the result of increases in both the volume of product sold, and the margins on those sales, generally, at each of MIC’s consolidated businesses was consistent with the annualized rate of growth in gross profit since 2007.

MIC reported consolidated net income, after tax and before non-controlling interests, for the fourth quarter of 2013 of $14.1 million compared with a net loss in the fourth quarter of 2012 of $11.9 million. The improvement reflected primarily the absence of performance fees paid in the fourth quarter of 2012 and improvement in operations at Atlantic Aviation.

MIC’s net income, after tax and before non-controlling interests, was $28.1 million and $14.3 million for the years ended December 31, 2013 and 2012, respectively. Net income increased as a result of lower performance fees in 2013 versus 2012, improvements in operations, and lower interest expense related to the successful refinancing of Atlantic Aviation in May of 2013.

MIC generated a modest net loss for tax purposes, primarily as a result of performance fees incurred during 2013. The net loss for tax purposes served to increase MIC’s federal Net Operating Loss, (NOL) carryforward balance at year-end 2013 to approximately $198.6 million. MIC expects utilization of its NOL balance will continue to offset any current federal income tax liability, other than Alternative Minimum Tax, into the 2016 tax year.

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed base operations (FBOs) located at 63 airports in the U.S. The proposed acquisitions of a portfolio of five additional facilities announced in December and a sixth announced today are expected to close at the end of the first quarter of 2014 and would increase the total number of FBOs in the network to 69.

Following closing of the acquisitions, Atlantic Aviation will have transformed from having no presence in Florida – the largest general aviation market in the U.S. with approximately 11.8% of all flight movements based on data from the 250 busiest general aviation airports as compiled by the FAA – to being the second largest FBO operator in Florida. Atlantic Aviation anticipates having facilities at airports that collectively account for 28% of all flight movements in Florida.

In addition to exposure to the Florida market, the acquisitions serve to increase Atlantic Aviation’s weighted average lease life from 19.0 years at December 31, 2012 to 19.6 years at the closing of the transactions.

“Atlantic Aviation’s operating performance in the fourth quarter was the continuation of the very strong results posted by the business through the first nine months of the year – the rate of EBITDA growth versus the prior comparable period increased in each quarter of the year,” said Hooke. “Increases in the number of general aviation flight movements in the U.S. and growth in market share contributed to the excellent results for the quarter.”

Atlantic Aviation posted an increase in gross profit for the quarter of 11.4%. Full-year 2013 results included an increase in gross profit of 5.8% versus 2012. The improved performance reflected the continued growth in GA flight activity in the U.S., growth in non-fuel gross profit, increases in the same store volume of fuel sold of 3.3%, and an increase in same store average fuel margin of 2.1% for the year.

EBITDA grew by 13.7% during the fourth quarter, although the increase was constrained by higher selling, general and administrative (SG&A) expenses. However, effective management of expenses overall led to an increase in EBITDA of 10.8% for the full year. Expenses rose 2.4% primarily as a result of expenses incurred in connection with acquisitions completed and proposed acquisitions announced in the third and fourth quarters, other legal services and increased labor costs, primarily due to higher incentives.

Free Cash Flow at Atlantic Aviation declined 7.3% in the fourth quarter, primarily as a result of an expected level of increase in maintenance capital expenditures, increased interest expense and a larger provision for income taxes.

For the full year, Free Cash Flow generated by Atlantic Aviation increased 44.1% on lower interest expense and improved operating results. Cash interest expense (excluding swap breakage costs) declined from $42.7 million in 2012 to $18.8 million in 2013 following the successful refinancing of Atlantic Aviation’s long-term debt in May of 2013. The $5.0 million federal portion of Atlantic Aviation’s taxes in 2013 will be offset in consolidation with the application of MIC holding company level net operating loss carryforwards.

“Atlantic Aviation had a very good year in 2013,” said Hooke. “The business enjoyed an increase in flight activity at its bases that was well above the rate for the industry overall, 3.8% versus 1.8% based on data generated by the Federal Aviation Administration, and the management team continued to implement initiatives that kept expenses in check,” he added.

International-Matex Tank Terminals

MIC has a 50% equity interest in IMTT, the operator of one of the largest independent bulk liquid terminals businesses in the U.S. IMTT owns and operates 10 marine terminals in the U.S. and is the part owner and operator of two terminals in Canada. The terminals handle a wide variety of petroleum grades, chemicals and vegetable and animal oils. To aid in the analysis of the performance of IMTT across periods, the discussion below refers to results for 100% of the business, not MIC’s 50% interest.

Terminal revenue at IMTT rose by 4.4% in the fourth quarter of 2013 compared with the fourth quarter of 2012. The increase was driven by increases in storage rates of 2.8% and an increase in ancillary services revenue. However, as reported in MIC’s third quarter 2013 results, there was a change in the nature of a small number of customer contracts where take-or-pay long term infrastructure access payments were decoupled from storage contracts. Had these services been included in storage rates as they had been historically, average storage rates would have increased by 4.4% and 6.4% for the fourth quarter and full year, respectively. For the full year, terminal revenue increased by 7.6%.

Terminal revenue gains were offset by a 10.2% increase in terminal operating expenses for the quarter and 4.6% for the year versus the prior comparable periods. Terminal operating expenses rose as a result of higher underlying labor costs, repairs and maintenance costs, particularly in December, and other costs. The increase in labor costs in the fourth quarter was attributed to an increase in health care claims of $1.7 million.

“IMTT did not have a strong quarter from an expense management point of view, and this was especially disappointing given the soft comparable period,” said Hooke. “However, in spite of the 0.2% decline in gross profit posted by IMTT for the quarter, good performance through the first three quarters resulted in gross profit increasing by 10.1% for the full year.”

IMTT generated reported increases in EBITDA and Free Cash Flow for the quarter of 5.5% and 33.1%, respectively. The reported results for all of 2013 include the effect of a change in the treatment of certain pension items. IMTT’s EBITDA is now reported in a manner consistent with MIC’s other businesses. The non-cash pension expense is excluded and the actual cash pension contribution is disclosed separately as a reduction in Free Cash Flow. Had these changes not been made, growth in EBITDA and Free Cash Flow for the quarter would have been 0.7% and 17.8%, respectively, compared with the fourth quarter in 2012.

IMTT’s reported EBITDA and Free Cash Flow for 2013 increased 15.9% and 1.4%, respectively to $268.5 million and $120.8 million versus the prior comparable period. The increase reflects the improved operating results, the inclusion of casualty losses for which the business was reimbursed through insurance proceeds and the above mentioned change in methodology with respect to reporting certain pension items. Had the treatment of IMTT’s pension items not changed, IMTT would have generated an annualized change in EBITDA and Free Cash Flow of 10.9% and (4.5%), respectively. On the same basis, EBITDA for 2013 would have been slightly below the low end of MIC’s guidance.

IMTT’s results for the fourth quarter include an increase in the business’ provision for income taxes and lower, although above average, maintenance capital expenditures versus the prior comparable period. Maintenance capital expenditures were higher in the fourth quarter of 2012 as a result of damage inflicted on the business’ Bayonne, NJ facility by Hurricane Sandy.

Free Cash Flow generated by IMTT increased by 1.4% for the year as a result of improved performance during the first nine months of the year, partially offset by an increase in maintenance capital expenditures to $83.2 million in 2013 from $58.4 in 2012, higher interest expense and higher taxes. The increase in maintenance capital expenditures included costs incurred at IMTT’s Bayonne, NJ facility in the wake of Hurricane Sandy. MIC expects maintenance capital expenditures to return to historically normal levels in 2014.

Hawaii Gas

Hawaii Gas is the owner and operator of the only regulated (“utility”) gas processing and pipeline transmission and distribution network on the islands of Hawaii. The business is also the owner and operator of the largest unregulated (“non-utility”) gas distribution operation on the islands.

Contribution margin at MIC’s Hawaii Gas business rose 1.3% in fourth quarter versus the prior comparable period on increases in the volume of gas sold of 2.0%. Increases in production costs primarily related to higher labor expenses negated the contribution margin increases and contributed to a decline in gross profit for the quarter of 2.2%.

For the full year the volume of gas sold by Hawaii Gas increased by less than 1.0% compared with 2012. Effective margin management in the non-utility portion of the business pushed aggregate contribution margin higher by 2.1%. Higher production costs, predominantly labor related, were offset by lower transmission and distribution expense. Interest expense declined as a result of the full-year impact of the refinancing of the business’ long-term debt at lower rates in August of 2012 and the absence of interest rate swap break costs related to the refinancing.

EBITDA generated by Hawaii Gas was flat with the fourth quarter in 2012. EBITDA declined by 2.3% for the year primarily as a result of increased SG&A expenses and higher labor costs.

Free Cash Flow decreased by 52.6% and 7.2% in the quarter and full year periods, respectively, compared with the prior comparable periods. The declines were primarily the result of changes in Hawaii Gas’ provision for income taxes. The approximately $5.3 million federal portion of the tax cost for the full year will be offset in consolidation with the application of MIC holding company level net operating loss carryforwards.

“In spite of the relative strength of the Hawaiian economy in 2013, Hawaii Gas’ performance suffered from the supply disruptions related to the on-again, off-again sale and operation of the Tesoro refinery on Oahu,” said Hooke. “With the sale of the refinery to affiliates of Par Petroleum, we believe the situation has stabilized and expect that Hawaii Gas will again generate growth in EBITDA and Free Cash Flow in 2014.”

Contracted Power and Energy

MIC’s newly formed CP&E segment comprises its interests in five contracted power generating facilities (solar photovoltaic) in the Southwest U.S. and a district energy business headquartered in Chicago. MIC’s investment in the contracted power facilities became a reportable segment in the third quarter of 2013 while at the same time its district energy business no longer met the definition of a reportable segment. The Company assessed its businesses and operating segments and determined to combine these particular businesses into one reportable segment that it believes better reflects how these businesses are managed and allocated capital.

MIC’s five contracted power facilities were in operation at year-end 2013, although three of the five were commissioned late in the year and had minimal impact on full-year revenue. The district energy portion of the segment performed in line with MIC’s guidance for 2013.

Gross profit generated by CP&E for the quarter rose 45.1% primarily as a result of the contribution from solar facilities in operation during the quarter that were acquired late in the fourth quarter in 2012. For the full year, gross profit generated by the CP&E segment increased by $5.4 million, or 28.2%, primarily as a result of full year contributions from the contracted power projects brought on-line in 2012, partially offset by a decrease in gross profit generated by district energy.

Increases in EBITDA and Free Cash Flow at CP&E of $6.5 million and $5.5 million, respectively, during the quarter reflect primarily the contribution of the contracted power facilities acquired during 2012. For the full year, EBITDA for the segment rose 45.7%, on sales of electricity generated by the contract power facilities and a decrease in SG&A expenses. SG&A expenses were lower in 2013 compared with 2012 primarily as a result of reduced legal and professional fees.

MIC expanded the contracted power portion of the segment in 2013 with an investment of a net $4.8 million (estimated, assumes pending return of capital payments) in three additional facilities. In total, MIC anticipates having invested a net $10.0 to $14.0 million in the five contracted power facilities after expected return of capital payments are received in the first half of 2014.

Free Cash Flow generated by the segment increased to $13.7 million in 2013 from $8.4 million in 2012. The increase reflects the contribution from the contracted power facilities acquired in late 2012 partially offset by the acquisition-related expenses associated with those facilities acquired in 2013.

Corporate

MIC’s Corporate segment includes base and performance fees (expenses) to which the Company’s Manager may be entitled as well as holding company level SG&A expenses. The Corporate segment also includes the offset to federal income taxes incurred by its consolidated businesses (application of NOL carryforwards).

The improvement in Corporate segment EBITDA for the quarter and full year reflects primarily a reduction in SG&A. SG&A expenses declined in both the quarter and full-year periods as a result of lower legal fees incurred in 2013 compared with 2012, primarily in connection with the settlement of an arbitration in which the Company was involved in 2012.

2014 Financial Performance Guidance

MIC today introduced guidance concerning its expected financial performance in 2014. The Company expects to generate proportionately combined Free Cash Flow of between $4.35 and $4.50 per share for the full year. The Company’s guidance contemplates issuance of additional shares in satisfaction of base management fees payable to the Company’s Manager, Macquarie Infrastructure Management (USA) Inc. It also assumes a normalization of maintenance capital expenditures at IMTT in 2014. Maintenance capital expenditures at IMTT were inflated in 2013 as a result of damage inflicted on the business’ Bayonne, NJ facility by Hurricane Sandy.

“We anticipate generating growth in proportionately combined Free Cash Flow and our dividend during 2014 consistent with the trends in our businesses that we have witnessed during 2012 and 2013,” said Hooke. “We expect the ongoing recovery in general aviation flight activity and the successful closing of the proposed acquisitions to continue to drive performance improvement at Atlantic Aviation while top line growth at IMTT and Hawaii Gas remains tempered. The combination should deliver, subject to the continued stable performance of our businesses, high single-digit Free Cash Flow growth that we can augment with effective deployment of growth capital beyond that which is contemplated in our budget.”

“In addition to deploying our available capital effectively, we have an opportunity to increase Free Cash Flow if we are able to offset what is expected to be a substantially higher tax liability at IMTT in 2014,” said Hooke. “We believe that there are viable options for reducing IMTT’s taxes through, among other things, the deployment of tax equity.”

The guidance for proportionately combined Free Cash Flow in 2014 also encompasses an expected increase in interest expense at Atlantic Aviation compared with 2013. Interest expense was low during the first five months of 2013 as a result of the expiration of interest rate hedges in October of 2012. The increase in interest expense in 2014 is expected to be approximately $3.3 million, not including the impact of debt incurred by the business in connection with acquisition completed in November 2013 and the proposed acquisitions announced in December 2013 and today.

MIC is expecting its businesses to generate proportionately combined EBITDA of approximately $385.0 million for the year. Proportionately combined maintenance capital expenditures, including MIC’s 50% interest in IMTT’s maintenance capital expenditures are expected to total approximately $45.0 million in 2014.

Cash Generation, Proportionately Combined and Reconciled to GAAP

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which include impairments, gains and losses on derivatives and adjustments for certain other non-cash items reflected in the statement of operations including base and performance fees settled in shares.

The Company believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports free cash flow, as defined below, on both a consolidated and operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities. MIC believes that reporting free cash flow provides additional insight into its ability to deploy cash, as GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses. MIC defines free cash flow as cash from operating activities, less maintenance capital expenditures and changes in working capital. See the attached reconciliation of EBITDA excluding non-cash items and Free Cash Flow to their most comparable GAAP measures.

	For the Year Ended December 31, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	Atlantic Aviation	Contracted Power and Energy(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Gross profit	143,607	73,370	323,174	13,392	N/A	553,543	287,214	24,455
EBITDA excluding non-cash items	134,245	55,028	144,837	11,214	(5,433)	339,891	268,489	24,087
Free cash flow	60,411	32,048	106,755	5,560	5,277	210,051	120,822	13,662

	For the Year Ended December 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	Atlantic Aviation	Contracted Power and Energy(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Gross profit	130,415	72,439	305,434	9,720	N/A	518,008	260,830	19,081
EBITDA excluding non-cash items	115,843	56,305	130,755	5,455	(10,367)	297,991	231,686	16,537
Free cash flow	59,566	34,551	74,065	1,324	(12,507)	156,999	119,132	8,356

_____________________
N/A- Not applicable.
(1)	Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2)	Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in both CP and DE.

	For the Quarter Ended December 31, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	Atlantic Aviation	Contracted Power and Energy(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Gross profit	33,852	18,567	83,056	2,919	N/A	138,394	67,703	5,130
EBITDA excluding non-cash items	31,359	15,023	35,668	2,042	(970)	83,122	62,718	4,720
Free cash flow	12,377	8,715	20,994	508	1,927	44,521	24,754	1,991

	For the Quarter Ended December 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	Atlantic Aviation	Contracted Power and Energy(2)	MIC Corporate	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Gross profit	33,932	18,988	74,571	1,945	N/A	129,436	67,863	3,535
EBITDA excluding non-cash items	29,717	15,043	31,376	(3,686)	(1,519)	70,930	59,433	(1,741)
Free cash flow	9,299	18,386	22,643	(4,618)	(8,283)	37,427	18,597	(3,526)
_____________________
N/A- Not applicable.
(1)	Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2)	Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in both CP and DE.

Conference Call and WEBCAST

When: Management of MIC have scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, February 20, 2014 to review the Company’s results.

How: To listen to the conference call please dial +1(650) 521-5252 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of February 20, 2014 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on February 20, 2014 through February 27, 2014, at +1(404) 537-3406, Passcode: 35397206. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a portfolio of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and a 50% interest in a bulk liquid terminals business, International-Matex Tank Terminals. MIC also owns and operates businesses in a Contracted Power and Energy segment including five solar power generation facilities and a district energy business. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control and which are described in the Company’s filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These risks and uncertainties include, among other things, changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED BALANCE SHEETS
($ in Thousands, Except Share Data)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$233,373	$141,376
Restricted cash	48,853	3,133
Accounts receivable, less allowance for doubtful accounts of $953 and $875, respectively	60,823	56,553
Inventories	25,834	20,617
Prepaid expenses	10,132	8,908
Deferred income taxes	6,197	6,803
Equipment lease receivables current	8,515	4,448
Other	9,792	12,072
Total current assets	403,519	253,910
Property, equipment, land and leasehold improvements, net	854,169	708,031
Restricted cash	3,516	7,326
Equipment lease receivables non-current	16,155	28,177
Investment in unconsolidated business	83,703	75,205
Goodwill	514,494	514,640
Intangible assets, net	592,850	626,902
Deferred financing costs, net of accumulated amortization	22,740	7,845
Fair value of derivative instruments	6,880	95
Other	2,839	1,563
Total assets	$2,500,865	$2,223,694

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$3,032	$50,253
Accounts payable	28,850	26,499
Accrued expenses	42,713	35,499
Current portion of notes payable and capital leases	1,862	1,667
Current portion of long-term debt	163,083	106,580
Fair value of derivative instruments	13,027	7,450
Customer deposits	4,776	4,650
Other	14,109	12,732
Total current liabilities	271,452	245,330
Notes payable and capital leases, net of current portion	1,218	2,303
Long-term debt, net of current portion	831,027	1,052,584
Deferred income taxes	189,719	169,392
Fair value of derivative instruments	-	5,360
Other	54,181	51,160
Total liabilities	1,347,597	1,526,129
Commitments and contingencies	-	-
Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 56,295,595 LLC interests issued and outstanding at December 31, 2013 and 47,453,943 LLC interests issued and outstanding at December 31, 2012	1,226,733	883,143
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(8,445)	(20,801)
Accumulated deficit	(197,507)	(228,761)
Total members’ equity	1,042,228	655,028
Noncontrolling interests	111,040	42,537
Total equity	1,153,268	697,565

Total liabilities and equity	$2,500,865	$2,223,694

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands, Except Share and Per Share Data)

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Revenue
Revenue from product sales	$685,997	$677,164	$639,521
Revenue from product sales - utility	137,486	144,439	140,746
Service revenue	213,973	207,907	203,532
Financing and equipment lease income	3,563	4,536	4,992
Total revenue	1,041,019	1,034,046	988,791
Costs and expenses
Cost of product sales	454,761	462,229	437,049
Cost of product sales - utility	117,499	122,254	116,413
Cost of services	47,760	52,609	52,744
Selling, general and administrative	210,060	213,372	202,486
Fees to manager - related party	85,367	89,227	15,475
Depreciation	39,150	31,587	33,815
Amortization of intangibles	34,651	34,601	42,107
Loss from customer contract termination	5,906	-	-
Loss (gain) on disposal of assets	226	(1,358)	1,522
Total operating expenses	995,380	1,004,521	901,611
Operating income	45,639	29,525	87,180
Other income (expense)
Interest income	204	222	112
Interest expense(1)	(37,044)	(46,623)	(59,361)
Loss on extinguishment of debt	(2,472)	-	-
Equity in earnings and amortization charges of investee	39,115	32,327	22,763
Other income, net	681	1,085	912
Net income before income taxes	46,123	16,536	51,606
Provision for income taxes(2)	(18,043)	(2,285)	(22,718)
Net income	$28,080	$14,251	$28,888
Less: net (loss) income attributable to noncontrolling interests	(3,174)	930	1,545
Net income attributable to MIC LLC	$31,254	$13,321	$27,343
Basic income per share attributable to MIC LLC interest holders	$0.61	$0.29	$0.59
Weighted average number of shares outstanding: basic	51,381,003	46,635,049	45,995,207
Diluted income per share attributable to MIC LLC interest holders	$0.61	$0.29	$0.59
Weighted average number of shares outstanding: diluted	51,396,146	46,655,289	46,021,015
Cash dividends declared per share	$3.35	$2.20	$0.80

(1) Interest expense includes losses on derivative instruments of $7.5 million, $21.6 million and $35.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, of which net losses of $1.4 million, $15.4 million and $22.1 million, respectively, was reclassified from accumulated other comprehensive income.
(2) Includes $568,000, $6.8 million and $8.8 million of benefit for income taxes from accumulated other comprehensive income reclassifications for the years ended December 31, 2013, 2012 and 2011, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in Thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011

Operating activities
Net income	$28,080	$14,251	$28,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	45,876	38,314	40,454
Amortization of intangible assets	34,651	34,601	42,107
Loss (gain) on disposal of assets	106	(1,979)	617
Loss from customer contract termination	5,906	-	-
Equity in earnings and amortization charges of investee	(39,115)	(32,327)	(22,763)
Equity distributions from investee	39,115	86,952	-
Amortization of debt financing costs	3,874	4,232	4,086
Loss on extinguishment of debt	2,434	-	-
Adjustments to derivative instruments	(5,138)	(26,428)	(18,244)
Base management fees to be settled/settled in LLC interests	31,979	21,898	15,475
Performance fees settled in LLC interests	53,388	67,329	-
Equipment lease receivable, net	3,807	3,548	3,105
Deferred rent	260	421	385
Deferred taxes	13,295	(1,580)	19,209
Other non-cash expenses, net	71	2,036	2,748
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	(28,303)	-	-
Accounts receivable	(4,239)	(933)	(4,633)
Inventories	(4,662)	3,087	(5,061)
Prepaid expenses and other current assets	1,062	(3,461)	(3,602)
Due to manager - related party	29	57	10
Accounts payable and accrued expenses	(23,796)	6,479	(9,696)
Income taxes payable	1,037	(414)	668
Other, net	(4,600)	1,828	(2,711)
Net cash provided by operating activities	155,117	217,911	91,042

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(28,953)	(64,817)	(23,149)
Proceeds from sale of assets	-	5,625	17,006
Purchases of property and equipment	(111,208)	(39,288)	(33,764)
Investment in capital leased assets	-	-	(24)
Return of investment in unconsolidated business	371	101,110	-
Other, net	154	(153)	249
Net cash (used in) provided by investing activities	(139,636)	2,477	(39,682)

Financing activities
Proceeds from issuance of LLC interests	355,867	-	-
Proceeds from long-term debt	579,296	192,570	13,406
Offering and equity raise costs paid	(16,313)	-	-
Net proceeds on line of credit facilities	-	-	4,600
Proceeds from the issuance of LLC interests pursuant to MIC Direct	23	-	-
Dividends paid to holders of LLC interests	(128,970)	(112,487)	(27,618)
Contributions received from noncontrolling interests	73,612	55,473	-
Distributions paid to noncontrolling interests	(2,366)	(4,781)	(8,077)
Payment of long-term debt	(766,711)	(237,240)	(36,330)
Debt financing costs paid	(19,699)	(2,942)	(4)
Change in restricted cash	3,810	8,663	1,010
Payment of notes and capital lease obligations	(2,033)	(1,054)	(124)
Net cash provided by (used in) financing activities	76,516	(101,798)	(53,137)

Net change in cash and cash equivalents	91,997	118,590	(1,777)
Cash and cash equivalents, beginning of year	141,376	22,786	24,563
Cash and cash equivalents, end of year	$233,373	$141,376	$22,786

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued purchases of property and equipment	$13,950	$9,623	$3,201
Accrued equity offering costs	$298	$-	$-
Accrued financing costs	$479	$-	$-
Acquisition of equipment through capital leases	$1,320	$3,117	$2,663
Issuance of LLC interests to manager for performance fees	$97,208	$23,509	$-
Issuance of LLC interests to manager for base management fees	$35,433	$19,821	$14,467
Issuance of LLC interests to independent directors	$640	$571	$450
Taxes paid	$3,710	$4,870	$2,913
Interest paid	$38,956	$58,916	$72,949

CONSOLIDATED STATEMENT OF OPERATIONS - MD&A

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2013	2012	$	%	2013	2012	$	%
	($ In Thousands) (Unaudited)
Revenue
Revenue from product sales	$172,532	$168,696	3,836	2.3	$685,997	$677,164	8,833	1.3
Revenue from product sales - utility	33,391	33,783	(392)	(1.2)	137,486	144,439	(6,953)	(4.8)
Service revenue	53,820	47,854	5,966	12.5	213,973	207,907	6,066	2.9
Financing and equipment lease income	784	1,088	(304)	(27.9)	3,563	4,536	(973)	(21.5)
Total revenue	260,527	251,421	9,106	3.6	1,041,019	1,034,046	6,973	0.7
Costs and expenses
Cost of product sales	114,639	115,451	812	0.7	454,761	462,229	7,468	1.6
Cost of product sales - utility	28,404	27,757	(647)	(2.3)	117,499	122,254	4,755	3.9
Cost of services	10,730	11,120	390	3.5	47,760	52,609	4,849	9.2
Gross profit	106,754	97,093	9,661	10.0	420,999	396,954	24,045	6.1
Selling, general and administrative	55,062	56,071	1,009	1.8	210,060	213,372	3,312	1.6
Fees to manager - related party	8,455	50,119	41,664	83.1	85,367	89,227	3,860	4.3
Depreciation	10,420	8,883	(1,537)	(17.3)	39,150	31,587	(7,563)	(23.9)
Amortization of intangibles	8,785	8,709	(76)	(0.9)	34,651	34,601	(50)	(0.1)
Loss from customer contract termination	4,280	-	(4,280)	NM	5,906	-	(5,906)	NM
Loss (gain) on disposal of assets	-	21	21	100.0	226	(1,358)	(1,584)	(116.6)
Total operating expenses	87,002	123,803	36,801	29.7	375,360	367,429	(7,931)	(2.2)
Operating income (loss)	19,752	(26,710)	46,462	173.9	45,639	29,525	16,114	54.6

Other income (expense)
Interest income	22	106	(84)	(79.2)	204	222	(18)	(8.1)
Interest expense(1)	(5,854)	(7,547)	1,693	22.4	(37,044)	(46,623)	9,579	20.5
Loss on extinguishment of debt	-	-	-	-	(2,472)	-	(2,472)	NM
Equity in earnings and amortization charges of investee	8,788	9,032	(244)	(2.7)	39,115	32,327	6,788	21.0
Other income, net	167	840	(673)	(80.1)	681	1,085	(404)	(37.2)
Net income (loss) before income taxes	22,875	(24,279)	47,154	194.2	46,123	16,536	29,587	178.9
(Provision) benefit for income taxes	(8,802)	12,413	(21,215)	(170.9)	(18,043)	(2,285)	(15,758)	NM
Net income (loss)	$14,073	$(11,866)	25,939	NM	$28,080	$14,251	13,829	97.0
Less: net (loss) income attributable to noncontrolling interests	(1,751)	(1,836)	(85)	(4.6)	(3,174)	930	4,104	NM
Net income (loss) attributable to MIC LLC	$15,824	$(10,030)	25,854	NM	$31,254	$13,321	17,933	134.6

NM - Not meaningful

(1) Interest expense includes gains on derivative instruments of $2.1 million and losses on derivative instruments of $7.5 million for the quarter and year ended December 31, 2013, respectively, and losses on derivative instruments of $1.3 million and $21.6 million for the quarter and year ended December 31, 2012, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2013	2012	$	%	2013	2012	$	%
	($ In Thousands) (Unaudited)
Net income (loss) attributable to MIC LLC(1)	$15,824	$(10,030)			$31,254	$13,321
Interest expense, net(2)	5,832	7,441			36,840	46,401
Provision (benefit) for income taxes	8,802	(12,413)			18,043	2,285
Depreciation(3)	10,420	8,883			39,150	31,587
Depreciation - cost of services(3)	1,705	1,691			6,726	6,727
Amortization of intangibles(4)	8,785	8,709			34,651	34,601
Loss from customer contract termination	4,280	-			5,906	-
Loss on extinguishment of debt	-	-			2,434	-
(Gain) loss on disposal of assets	-	(176)			106	(1,979)
Equity in earnings and amortization charges of investee(5)	11,302	-			-	-
Base management fees to be settled/settled in LLC interests	8,455	6,299			31,979	21,898
Performance fees settled in LLC interests	-	43,820			53,388	67,329
Other non-cash (income) expense, net	(874)	(2,033)			(2,843)	3,387
EBITDA excluding non-cash items	$74,531	$52,191	22,340	42.8	$257,634	$225,557	32,077	14.2
EBITDA excluding non-cash items	$74,531	$52,191			$257,634	$225,557
Interest expense, net(2)	(5,832)	(7,441)			(36,840)	(46,401)
Interest rate swap breakage fee - Hawaii Gas(2)	-	-			-	(8,701)
Interest rate swap breakage fee - Atlantic Aviation(2)	-	-			-	(595)
Adjustments to derivative instruments recorded in interest expense(2)	(6,298)	(2,748)			(5,138)	(17,132)
Amortization of debt financing costs(2)	982	942			3,874	4,232
Cash distribution received in excess of equity in earning and amortization
charges of investee(6)	-	-			-	54,625
Equipment lease receivables, net	993	953			3,807	3,548
Provision/benefit for income taxes, net of changes in deferred taxes	(2,074)	374			(4,748)	(3,865)
Pension contribution(7)	(900)	-			(3,150)	-
Changes in working capital	(34,045)	9,057			(60,322)	6,643
Cash provided by operating activities	27,357	53,328			155,117	217,911
Changes in working capital	34,045	(9,057)			60,322	(6,643)
Maintenance capital expenditures	(7,685)	(6,019)			(18,582)	(19,851)

Free cash flow	$53,717	$38,252	15,465	40.4	$196,857	$191,417	5,440	2.8

(1)

Net income (loss) attributable to MIC LLC excludes net loss of $1.8 million and $3.2 million attributable to noncontrolling interests for the quarter and year ended December 31, 2013, respectively, and net loss of $1.8 million and net income of $930,000 attributable to noncontrolling interests for the quarter and year ended December 31, 2012, respectively.

(2)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees at Hawaii Gas and Atlantic Aviation.
(3)

Depreciation - cost of services includes depreciation expense for District Energy, a component of Contracted Power and Energy segment, which is reported in cost of services in our consolidated statements of operations. Depreciation and Depreciation - cost of services does not include acquisition-related step-up depreciation expense of $2.0 million and $7.8 million for the quarters and years ended December 31, 2013 and 2012, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated statements of operations.

(4)

Amortization of intangibles does not include acquisition-related step-up amortization expense of $85,000 and $342,000 for the quarters and years ended December 31, 2013 and 2012, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated statements of operations.

(5)

Equity in earnings and amortization charges of investee in the above table includes our 50% share of IMTT's earnings, offset by the distributions we received only up to our share of the earnings recorded in the calculation for EBITDA excluding non-cash items. For the quarter and year ended December 31, 2013, we recognized equity in earnings and amortization charges of investee income of $8.8 million and $39.1 million, respectively, in the consolidated statement of operations, which was offset by the cash distributions of $39.1 million received during the year. The remaining distribution received of $371,000 was recorded in net cash provided by investing activities, as a return of investment, on the consolidated statements of cash flows. For the quarter and year ended December 31, 2012, we recognized equity in earnings and amortization charges of investee income of $9.0 million and $32.3 million, respectively, in the consolidated statement of operations, which was fully offset by the cash distributions received during the year ended December 31, 2012.

(6)

Cash distributions received in excess of equity in earnings and amortization charges of investee in the above table is the excess cumulative distributions received to the cumulative earnings recorded in equity in earnings and amortization charges of investee, since our investment in IMTT, adjusted for the current periods equity in earnings and amortization charges of investee in the calculation from net income (loss) attributable to MIC LLC to EBITDA excluding non-cash items above. The cumulative allocation of the $188.1 million distributions received during the year ended December 31, 2012 was $87.0 million recorded in net cash provided by operating activities and $101.1 million recorded in net cash provided by investing activities, as a return of investment, on the consolidated statements of cash flows.

(7)	Pension contribution of $1.6 million and $3.8 million for the quarter and year ended December 31, 2012, respectively, were reported in changes in working capital for those periods.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF SEGMENT NET INCOME TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

Atlantic Aviation

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2013	2012			2013	2012
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Fuel revenue	139,082	140,513	(1,431)	(1.0)	556,387	560,710	(4,323)	(0.8)
Non-fuel revenue	44,558	38,643	5,915	15.3	169,093	159,145	9,948	6.3
Total revenue	183,640	179,156	4,484	2.5	725,480	719,855	5,625	0.8
Cost of revenue
Cost of revenue-fuel	96,544	100,584	4,040	4.0	386,417	396,384	9,967	2.5
Cost of revenue-non-fuel	4,040	4,001	(39)	(1.0)	15,889	18,037	2,148	11.9
Total cost of revenue	100,584	104,585	4,001	3.8	402,306	414,421	12,115	2.9
Fuel gross profit	42,538	39,929	2,609	6.5	169,970	164,326	5,644	3.4
Non-fuel gross profit	40,518	34,642	5,876	17.0	153,204	141,108	12,096	8.6
Gross profit	83,056	74,571	8,485	11.4	323,174	305,434	17,740	5.8
Selling, general and administrative expenses	47,453	43,209	(4,244)	(9.8)	178,182	174,039	(4,143)	(2.4)
Depreciation and amortization	14,461	14,920	459	3.1	56,378	56,681	303	0.5
Loss (gain) on disposal of assets	-	21	21	100.0	226	(1,358)	(1,584)	(116.6)
Operating income	21,142	16,421	4,721	28.7	88,388	76,072	12,316	16.2
Interest expense, net(1)	(1,945)	(4,515)	2,570	56.9	(22,151)	(27,963)	5,812	20.8
Loss on extinguishment of debt	-	-	-	NM	(2,472)	-	(2,472)	NM
Other (expense) income	(56)	931	(987)	(106.0)	(2)	969	(971)	(100.2)
Provision for income taxes	(7,209)	(5,525)	(1,684)	(30.5)	(25,218)	(21,340)	(3,878)	(18.2)
Net income(2)	11,932	7,312	4,620	63.2	38,545	27,738	10,807	39.0

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:
Net income(2)	11,932	7,312			38,545	27,738
Interest expense, net(1)	1,945	4,515			22,151	27,963
Provision for income taxes	7,209	5,525			25,218	21,340
Depreciation and amortization	14,461	14,920			56,378	56,681
Loss on extinguishment of debt	-	-			2,434	-
(Gain) loss on disposal of assets	-	(176)			106	(1,979)
Other non-cash expense (income)	121	(720)			5	(988)
EBITDA excluding non-cash items	35,668	31,376	4,292	13.7	144,837	130,755	14,082	10.8

EBITDA excluding non-cash items	35,668	31,376			144,837	130,755
Interest expense, net(1)	(1,945)	(4,515)			(22,151)	(27,963)
Interest rate swap breakage fees(1)	-	-			-	(595)
Adjustments to derivative instruments recorded in interest expense(1)	(4,781)	(1,249)			823	(17,264)
Amortization of debt financing costs(1)	676	653			2,687	2,675
Provision for income taxes, net of changes in deferred taxes	(2,254)	(674)			(7,823)	(2,646)
Changes in working capital	1,220	(2,503)			2,504	46
Cash provided by operating activities	28,584	23,088			120,877	85,008
Changes in working capital	(1,220)	2,503			(2,504)	(46)
Maintenance capital expenditures	(6,370)	(2,948)			(11,618)	(10,897)
Free cash flow	20,994	22,643	(1,649)	(7.3)	106,755	74,065	32,690	44.1
_____________________
NM - Not meaningful
(1)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.
(2)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

IMTT

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2013	2012			2013	2012
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Terminal revenue	122,826	117,611	5,215	4.4	484,238	449,927	34,311	7.6
Environmental response revenue	7,323	6,409	914	14.3	29,664	24,461	5,203	21.3
Total revenue	130,149	124,020	6,129	4.9	513,902	474,388	39,514	8.3
Costs and expenses
Terminal operating costs	55,019	49,905	(5,114)	(10.2)	200,600	191,791	(8,809)	(4.6)
Environmental response operating costs	7,427	6,252	(1,175)	(18.8)	26,088	21,767	(4,321)	(19.9)
Total operating costs	62,446	56,157	(6,289)	(11.2)	226,688	213,558	(13,130)	(6.1)
Terminal gross profit	67,807	67,706	101	0.1	283,638	258,136	25,502	9.9
Environmental response gross profit	(104)	157	(261)	(166.2)	3,576	2,694	882	32.7
Gross profit	67,703	67,863	(160)	(0.2)	287,214	260,830	26,384	10.1
General and administrative expenses	8,309	8,645	336	3.9	32,729	31,050	(1,679)	(5.4)
Depreciation and amortization	19,982	19,000	(982)	(5.2)	76,091	70,016	(6,075)	(8.7)
Casualty losses, net(1)	-	-	-	-	6,700	-	(6,700)	NM
Operating income	39,412	40,218	(806)	(2.0)	171,694	159,764	11,930	7.5
Interest expense, net(2)	(7,473)	(6,330)	(1,143)	(18.1)	(24,572)	(35,244)	10,672	30.3
Other income	329	210	119	56.7	2,133	1,890	243	12.9
Provision for income taxes	(12,255)	(13,426)	1,171	8.7	(61,149)	(51,293)	(9,856)	(19.2)
Noncontrolling interest	(31)	(203)	172	84.7	(251)	(839)	588	70.1
Net income	19,982	20,469	(487)	(2.4)	87,855	74,278	13,577	18.3

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:
Net income	19,982	20,469			87,855	74,278
Interest expense, net(2)	7,473	6,330			24,572	35,244
Provision for income taxes	12,255	13,426			61,149	51,293
Depreciation and amortization	19,982	19,000			76,091	70,016
Casualty losses, net(1)	-	-			6,700	-
Other non-cash expenses(3)	3,026	208			12,122	855
EBITDA excluding non-cash items	62,718	59,433	3,285	5.5	268,489	231,686	36,803	15.9

EBITDA excluding non-cash items	62,718	59,433			268,489	231,686
Interest expense, net(2)	(7,473)	(6,330)			(24,572)	(35,244)
Adjustments to derivative instruments recorded in interest expense(2)	(4,010)	(4,369)			(19,794)	(4,271)
Amortization of debt financing costs(2)	843	802			2,833	3,221
Provision for income taxes, net of changes in deferred taxes	(4,609)	(3,320)			(18,456)	(17,885)
Pension contribution(4)	-	-			(4,450)	-
Changes in working capital	(3,525)	(4,044)			(3,707)	13,636
Cash provided by operating activities	43,944	42,172			200,343	191,143
Changes in working capital	3,525	4,044			3,707	(13,636)
Maintenance capital expenditures(5)	(22,715)	(27,619)			(83,228)	(58,375)
Free cash flow	24,754	18,597	6,157	33.1	120,822	119,132	1,690	1.4
_____________________
NM - Not meaningful
(1)

Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in terminal operating costs in those periods. These amounts have been included in the year ended December 31, 2013.

(2)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(3)

IMTT management's calculation of IMTT's EBITDA includes various non-cash items, unlike MIC’s other businesses. In order to ensure IMTT’s EBITDA excluding non-cash items does in fact excludes non-cash items, and to promote consistency across its reporting segments, MIC has excluded known non-cash items when calculating IMTT’s EBITDA excluding non-cash items including primarily the non-cash pension expense of $2.7 million and $11.2 million for the quarter and year ended December 31, 2013. The non-cash pension expense of $2.8 million and $11.4 million for the quarter and year ended December 31, 2012, respectively, were reported in changes in working capital for those periods, net of pension contribution.

(4)	Pension contributions of $5.0 million for the year ended December 31, 2012 were reported in changes in working capital, net of the non-cash pension expenses.
(5)

Maintenance capital expenditures includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the year ended December 31, 2013. The classification of capital expenditures as either growth or maintenance is the subject of ongoing review and discussions between MIC and its co-investor in IMTT.

Hawaii Gas

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2013	2012			2013	2012
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Contribution margin
Revenue - non-utility	31,246	27,828	3,418	12.3	120,239	116,099	4,140	3.6
Cost of revenue - non-utility	14,548	11,571	(2,977)	(25.7)	54,073	52,091	(1,982)	(3.8)
Contribution margin - non-utility	16,698	16,257	441	2.7	66,166	64,008	2,158	3.4
Revenue - utility	33,391	33,783	(392)	(1.2)	137,486	144,439	(6,953)	(4.8)
Cost of revenue - utility	23,866	24,155	289	1.2	98,780	105,723	6,943	6.6
Contribution margin - utility	9,525	9,628	(103)	(1.1)	38,706	38,716	(10)	(0.0)
Total contribution margin	26,223	25,885	338	1.3	104,872	102,724	2,148	2.1
Production	2,752	1,617	(1,135)	(70.2)	10,871	8,569	(2,302)	(26.9)
Transmission and distribution(1)	4,904	5,280	376	7.1	20,631	21,716	1,085	5.0
Gross profit	18,567	18,988	(421)	(2.2)	73,370	72,439	931	1.3
Selling, general and administrative expenses	4,155	4,062	(93)	(2.3)	20,294	18,637	(1,657)	(8.9)
Depreciation and amortization	2,259	2,173	(86)	(4.0)	8,767	7,981	(786)	(9.8)
Operating income	12,153	12,753	(600)	(4.7)	44,309	45,821	(1,512)	(3.3)
Interest expense, net(2)	(1,794)	(1,758)	(36)	(2.0)	(6,834)	(10,860)	4,026	37.1
Other income (expense)	87	(152)	239	157.2	(164)	(437)	273	62.5
Provision for income taxes	(4,326)	(4,561)	235	5.2	(14,995)	(13,904)	(1,091)	(7.8)
Net income(3)	6,120	6,282	(162)	(2.6)	22,316	20,620	1,696	8.2

Reconciliation of net income to EBITDA excluding non-cash items and cash provided by operating activities to Free Cash Flow:
Net income(3)	6,120	6,282			22,316	20,620
Interest expense, net(2)	1,794	1,758			6,834	10,860
Provision for income taxes	4,326	4,561			14,995	13,904
Depreciation and amortization	2,259	2,173			8,767	7,981
Other non-cash expenses(1)	524	269			2,116	2,940
EBITDA excluding non-cash items	15,023	15,043	(20)	(0.1)	55,028	56,305	(1,277)	(2.3)

EBITDA excluding non-cash items	15,023	15,043			55,028	56,305
Interest expense, net(2)	(1,794)	(1,758)			(6,834)	(10,860)
Interest rate swap breakage fees(2)	-	-			-	(8,701)
Adjustments to derivative instruments recorded in interest expense(2)	(4)	(51)			(430)	3,038
Amortization of debt financing costs(2)	113	112			455	858
Provision for income taxes, net of changes in deferred taxes	(2,744)	7,862			(6,705)	1,974
Pension contribution(4)	(900)	-			(3,150)	-
Changes in working capital	3,808	(7,829)			2,248	(6,712)
Cash provided by operating activities	13,502	13,379			40,612	35,902
Changes in working capital	(3,808)	7,829			(2,248)	6,712
Maintenance capital expenditures	(979)	(2,822)			(6,316)	(8,063)
Free cash flow	8,715	18,386	(9,671)	(52.6)	32,048	34,551	(2,503)	(7.2)
_____________________
(1)

For the year ended December 31, 2013, transmission and distribution includes non-cash income of $286,000 for asset retirement obligation credit. This non-cash income is excluded when calculating EBITDA excluding non-cash items.

(2)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.
(3)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.
(4)	Pension contribution of $1.6 million and $3.8 million for the quarter and year ended December 31, 2012, respectively, were reported in changes in working capital for those periods.

Contracted Power and Energy

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2013	2012			2013	2012
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Product sales	2,204	355	1,849	NM	9,371	355	9,016	NM
Service revenue	9,262	9,211	51	0.6	44,880	48,762	(3,882)	(8.0)
Finance lease revenue	784	1,088	(304)	(27.9)	3,563	4,536	(973)	(21.5)
Total revenue	12,250	10,654	1,596	15.0	57,814	53,653	4,161	7.8
Direct expenses — electricity	1,903	1,907	4	0.2	12,263	14,494	2,231	15.4
Direct expenses — other(1)	5,217	5,212	(5)	(0.1)	21,096	20,078	(1,018)	(5.1)
Direct expenses — total	7,120	7,119	(1)	(0.0)	33,359	34,572	1,213	3.5
Gross profit	5,130	3,535	1,595	45.1	24,455	19,081	5,374	28.2
Selling, general and administrative expenses	2,292	7,154	4,862	68.0	7,865	9,829	1,964	20.0
Depreciation	2,156	154	(2,002)	NM	7,330	154	(7,176)	NM
Amortization of intangibles	329	345	16	4.6	1,326	1,372	46	3.4
Loss from customer contract termination	4,280	-	(4,280)	NM	5,906	-	(5,906)	NM
Operating (loss) income	(3,927)	(4,118)	191	4.6	2,028	7,726	(5,698)	(73.8)
Interest expense, net(2)	(2,016)	(1,269)	(747)	(58.9)	(7,930)	(7,790)	(140)	(1.8)
Other income	133	83	50	60.2	3,289	651	2,638	NM
Benefit (provision) for income taxes	2,145	1,241	904	72.8	(827)	(930)	103	11.1
Noncontrolling interests	471	2,043	(1,572)	(76.9)	4,051	1,421	2,630	185.1
Net (loss) income	(3,194)	(2,020)	(1,174)	(58.1)	611	1,078	(467)	(43.3)

Reconciliation of net (loss) income to EBITDA excluding non-cash items and cash (used in) provided by operating activities to Free Cash Flow:
Net (loss) income	(3,194)	(2,020)			611	1,078
Interest expense, net(2)	2,016	1,269			7,930	7,790
(Benefit) provision for income taxes	(2,145)	(1,241)			827	930
Depreciation(1)	3,861	1,845			14,056	6,881
Amortization of intangibles	329	345			1,326	1,372
Loss from customer contract termination	4,280	-			5,906	-
Other non-cash expense	(427)	(1,939)			(6,569)	(1,514)
EBITDA excluding non-cash items	4,720	(1,741)	6,461	NM	24,087	16,537	7,550	45.7

EBITDA excluding non-cash items	4,720	(1,741)			24,087	16,537
Interest expense, net(2)	(2,016)	(1,269)			(7,930)	(7,790)
Adjustments to derivative instruments recorded in interest expense(2)	(1,513)	(1,448)			(5,531)	(2,906)
Amortization of debt financing costs(2)	193	177			732	699
Equipment lease receivable, net	993	953			3,807	3,548
Benefit/provision for income taxes, net of changes in deferred taxes	(50)	51			(855)	(841)
Changes in working capital	(36,158)	13,415			(54,491)	11,962
Cash (used in) provided by operating activities	(33,831)	10,138			(40,181)	21,209
Changes in working capital	36,158	(13,415)			54,491	(11,962)
Maintenance capital expenditures	(336)	(249)			(648)	(891)
Free cash flow	1,991	(3,526)	5,517	156.5	13,662	8,356	5,306	63.5
____________
NM - Not meaningful
(1)	Includes depreciation expense related to District Energy of $1.7 million and $6.7 million for the quarters and years ended December 31, 2013 and 2012, respectively.
(2)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Corporate

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2013	2012			2013	2012
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Base management fees	8,455	6,299	(2,156)	(34.2)	31,979	21,898	(10,081)	(46.0)
Performance fees	-	43,820	43,820	100.0	53,388	67,329	13,941	20.7
Selling, general and administrative expenses	1,162	1,646	484	29.4	6,149	10,867	4,718	43.4
Operating loss	(9,617)	(51,765)	42,148	81.4	(91,516)	(100,094)	8,578	8.6
Interest (expense) income, net	(77)	101	(178)	(176.2)	75	212	(137)	(64.6)
Other income (expense), net	4	(23)	27	117.4	(12)	(98)	86	87.8
Benefit for income taxes	588	21,258	(20,670)	(97.2)	22,997	33,889	(10,892)	(32.1)
Noncontrolling interest	1,280	(207)	1,487	NM	(877)	(2,351)	1,474	62.7
Net loss(1)	(7,822)	(30,636)	22,814	74.5	(69,333)	(68,442)	(891)	(1.3)

Reconciliation of net loss to EBITDA excluding non-cash items and cash used in operating activities to Free Cash Flow:
Net loss(1)	(7,822)	(30,636)			(69,333)	(68,442)
Interest expense (income), net	77	(101)			(75)	(212)
Benefit for income taxes	(588)	(21,258)			(22,997)	(33,889)
Base management to be settled/settled in LLC interests	8,455	6,299			31,979	21,898
Performance fees settled in LLC interests	-	43,820			53,388	67,329
Other non-cash (income) expense	(1,092)	357			1,605	2,949
EBITDA excluding non-cash items	(970)	(1,519)	549	36.1	(5,433)	(10,367)	4,934	47.6

EBITDA excluding non-cash items	(970)	(1,519)			(5,433)	(10,367)
Interest (expense) income, net	(77)	101			75	212
Benefit for income taxes, net of changes in deferred taxes	2,974	(6,865)			10,635	(2,352)
Changes in working capital	(2,915)	5,974			(10,583)	1,347
Cash used in operating activities	(988)	(2,309)			(5,306)	(11,160)
Changes in working capital	2,915	(5,974)			10,583	(1,347)
Free cash flow	1,927	(8,283)	10,210	123.3	5,277	(12,507)	17,784	142.2
_____________________
NM - Not meaningful
(1)	Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation.

MACQUARIE INFRASTRUCTURE COMPANY LLC RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	For the Year Ended December 31, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(2)	MIC Corporate 100%	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	43,928	22,316	38,545	1,095	(69,333)	36,551	87,855	611
Interest expense (income), net(3)	12,286	6,834	22,151	4,417	(75)	45,613	24,572	7,930
Provision (benefit) for income taxes	30,575	14,995	25,218	602	(22,997)	48,393	61,149	827
Depreciation	37,077	7,519	24,301	7,987	-	76,884	74,154	14,056
Amortization of intangibles	969	1,248	32,077	663	-	34,957	1,937	1,326
Loss from customer contract termination	-	-	-	2,954	-	2,954	-	5,906
Casualty losses, net(4)	3,350	-	-	-	-	3,350	6,700	-
Loss on disposal of assets	-	-	106	-	-	106	-	-
Loss on extinguishment of debt	-	-	2,434	-	-	2,434	-	-
Base management fee settled/to be settled in LLC interests	-	-	-	-	31,979	31,979	-	-
Performance fee settled in LLC interests	-	-	-	-	53,388	53,388	-	-
Other non-cash expense (income)(5)	6,061	2,116	5	(6,504)	1,605	3,283	12,122	(6,569)
EBITDA excluding non-cash items	134,245	55,028	144,837	11,214	(5,433)	339,891	268,489	24,087

EBITDA excluding non-cash items	134,245	55,028	144,837	11,214	(5,433)	339,891	268,489	24,087
Interest (expense) income, net(3)	(12,286)	(6,834)	(22,151)	(4,417)	75	(45,613)	(24,572)	(7,930)
Adjustments to derivative instruments recorded in interest expense, net(3)	(9,897)	(430)	823	(2,766)	-	(12,270)	(19,794)	(5,531)
Amortization of deferred finance charges(3)	1,417	455	2,687	377	-	4,936	2,833	732
Equipment lease receivables, net	-	-	-	1,904	-	1,904	-	3,807
Provision/benefit for income taxes, net of changes in deferred taxes	(9,228)	(6,705)	(7,823)	(428)	10,635	(13,549)	(18,456)	(855)
Pension contribution	(2,225)	(3,150)	-	-	-	(5,375)	(4,450)	-
Changes in working capital	(1,854)	2,248	2,504	(53,436)	(10,583)	(61,121)	(3,707)	(54,491)
Cash provided by (used in) operating activities	100,172	40,612	120,877	(47,552)	(5,306)	208,802	200,343	(40,181)
Changes in working capital	1,854	(2,248)	(2,504)	53,436	10,583	61,121	3,707	54,491
Maintenance capital expenditures(6)	(41,614)	(6,316)	(11,618)	(324)	-	(59,872)	(83,228)	(648)
Free cash flow	60,411	32,048	106,755	5,560	5,277	210,051	120,822	13,662

	For the Year Ended December 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(2)	MIC Corporate 100%	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	37,139	20,620	27,738	(578)	(68,442)	16,477	74,278	1,078
Interest expense (income), net(3)	17,622	10,860	27,963	3,935	(212)	60,168	35,244	7,790
Provision (benefit) for income taxes	25,647	13,904	21,340	(231)	(33,889)	26,771	51,293	930
Depreciation	32,819	6,982	24,451	3,518	-	67,770	65,637	6,881
Amortization of intangibles	2,190	999	32,230	686	-	36,105	4,379	1,372
Gain on disposal of assets	-	-	(1,979)	-	-	(1,979)	-	-
Base management fee settled in LLC interests	-	-	-	-	21,898	21,898	-	-
Performance fee settled in LLC interests	-	-	-	-	67,329	67,329	-	-
Other non-cash expense (income)(5)	428	2,940	(988)	(1,875)	2,949	3,453	855	(1,514)
EBITDA excluding non-cash items	115,843	56,305	130,755	5,455	(10,367)	297,991	231,686	16,537

EBITDA excluding non-cash items	115,843	56,305	130,755	5,455	(10,367)	297,991	231,686	16,537
Interest (expense) income, net(3)	(17,622)	(10,860)	(27,963)	(3,935)	212	(60,168)	(35,244)	(7,790)
Interest rate swap breakage fees - Hawaii Gas(3)	-	(8,701)	-	-	-	(8,701)	-	-
Interest rate swap breakage fees - Atlantic Aviation(3)	-	-	(595)	-	-	(595)	-	-
Adjustments to derivative instruments recorded in interest expense, net (3)	(2,136)	3,038	(17,264)	(1,453)	-	(17,815)	(4,271)	(2,906)
Amortization of deferred finance charges(3)	1,611	858	2,675	350	-	5,493	3,221	699
Equipment lease receivables, net	-	-	-	1,774	-	1,774	-	3,548
Provision/benefit for income taxes, net of changes in deferred taxes	(8,943)	1,974	(2,646)	(421)	(2,352)	(12,387)	(17,885)	(841)
Changes in working capital(7)	6,818	(6,712)	46	11,516	1,347	13,015	13,636	11,962
Cash provided by (used in) operating activities	95,572	35,902	85,008	13,286	(11,160)	218,607	191,143	21,209
Changes in working capital(7)	(6,818)	6,712	(46)	(11,516)	(1,347)	(13,015)	(13,636)	(11,962)
Maintenance capital expenditures	(29,188)	(8,063)	(10,897)	(446)	-	(48,593)	(58,375)	(891)
Free cash flow	59,566	34,551	74,065	1,324	(12,507)	156,999	119,132	8,356
___________________________
(1)	Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2)	Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in both CP and DE.
(3)	Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees for 2012.
(4)

Casualty losses, net, includes $2.5 million and $1.5 million related to the quarters ended December 31, 2012 and March 31, 2013, respectively, which were recorded in terminal operating costs in those periods. These amounts have been included in the year ended December 31, 2013.

(5)

IMTT management's calculation of IMTT's EBITDA includes various non-cash items, unlike MIC’s other businesses. In order to ensure IMTT’s EBITDA excluding non-cash items does in fact excludes non-cash items, and to promote consistency across its reporting segments, MIC has excluded known non-cash items when calculating IMTT’s EBITDA excluding non-cash items including primarily the non-cash pension expense of $11.2 million for 2013. The non-cash pension expense of $11.4 million for 2012 were reported in changes in working capital for that period, net of pension contribution.

(6)

Maintenance capital expenditures at IMTT includes a reclassification from growth capital expenditures in the quarters ended December 31, 2012 and March 31, 2013 of $1.2 million and $509,000, respectively. These amounts have been included in the year ended December 31, 2013.

(7)	Pension contributions of $5.0 million and $3.8 million for IMTT and Hawaii Gas, respectively, for 2012 were reported in changes in working capital, net of the non-cash pension expenses.

	For the Quarter Ended December 31, 2013
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(2)	MIC Corporate 100%	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	9,991	6,120	11,932	(2,323)	(7,822)	17,898	19,982	(3,194)
Interest expense, net(3)	3,737	1,794	1,945	1,185	77	8,737	7,473	2,016
Provision (benefit) for income taxes	6,128	4,326	7,209	(1,472)	(588)	15,603	12,255	(2,145)
Depreciation	9,749	1,946	6,318	2,283	-	20,296	19,498	3,861
Amortization of intangibles	242	313	8,143	165	-	8,863	484	329
Loss from customer contract termination	-	-	-	2,140	-	2,140	-	4,280
Base management fee to be settled in LLC interests	-	-	-	-	8,455	8,455	-	-
Other non-cash expense (income)	1,513	524	121	65	(1,092)	1,131	3,026	(427)
EBITDA excluding non-cash items	31,359	15,023	35,668	2,042	(970)	83,122	62,718	4,720

EBITDA excluding non-cash items	31,359	15,023	35,668	2,042	(970)	83,122	62,718	4,720
Interest expense, net(3)	(3,737)	(1,794)	(1,945)	(1,185)	(77)	(8,737)	(7,473)	(2,016)
Adjustments to derivative instruments recorded in interest expense, net(3)	(2,005)	(4)	(4,781)	(757)	-	(7,547)	(4,010)	(1,513)
Amortization of deferred finance charges(3)	422	113	676	104	-	1,314	843	193
Equipment lease receivables, net	-	-	-	497	-	497	-	993
Provision/benefit for income taxes, net of changes in deferred taxes	(2,305)	(2,744)	(2,254)	(25)	2,974	(4,354)	(4,609)	(50)
Pension contribution	-	(900)	-	-	-	(900)	-	-
Changes in working capital	(1,763)	3,808	1,220	(38,033)	(2,915)	(37,683)	(3,525)	(36,158)
Cash provided by (used in) operating activities	21,972	13,502	28,584	(37,357)	(988)	25,713	43,944	(33,831)
Changes in working capital	1,763	(3,808)	(1,220)	38,033	2,915	37,683	3,525	36,158
Maintenance capital expenditures	(11,358)	(979)	(6,370)	(168)	-	(18,875)	(22,715)	(336)
Free cash flow	12,377	8,715	20,994	508	1,927	44,521	24,754	1,991

	For the Quarter Ended December 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas 100%	Atlantic Aviation 100%	Contracted Power and Energy(2)	MIC Corporate 100%	Proportionately Combined(1)	IMTT 100%	Contracted Power and Energy 100%

Net income (loss) attributable to MIC LLC	10,235	6,282	7,312	(2,127)	(30,636)	(8,935)	20,469	(2,020)
Interest expense (income), net(3)	3,165	1,758	4,515	674	(101)	10,011	6,330	1,269
Provision (benefit) for income taxes	6,713	4,561	5,525	(1,316)	(21,258)	(5,775)	13,426	(1,241)
Depreciation	8,382	1,791	6,938	1,000	-	18,110	16,763	1,845
Amortization of intangibles	1,119	382	7,982	173	-	9,655	2,237	345
Gain on disposal of assets	-	-	(176)	-	-	(176)	-	-
Base management fee settled in LLC interests	-	-	-	-	6,299	6,299	-	-
Performance fee settled in LLC interests	-	-	-	-	43,820	43,820	-	-
Other non-cash expense (income)	104	269	(720)	(2,088)	357	(2,078)	208	(1,939)
EBITDA excluding non-cash items	29,717	15,043	31,376	(3,686)	(1,519)	70,930	59,433	(1,741)

EBITDA excluding non-cash items	29,717	15,043	31,376	(3,686)	(1,519)	70,930	59,433	(1,741)
Interest (expense) income, net(3)	(3,165)	(1,758)	(4,515)	(674)	101	(10,011)	(6,330)	(1,269)
Adjustments to derivative instruments recorded in interest expense, net(3)	(2,185)	(51)	(1,249)	(724)	-	(4,209)	(4,369)	(1,448)
Amortization of deferred finance charges(3)	401	112	653	89	-	1,255	802	177
Equipment lease receivables, net	-	-	-	477	-	477	-	953
Provision/benefit for income taxes, net of changes in deferred taxes	(1,660)	7,862	(674)	26	(6,865)	(1,311)	(3,320)	51
Changes in working capital(4)	(2,022)	(7,829)	(2,503)	12,242	5,974	5,862	(4,044)	13,415
Cash provided by (used in) operating activities	21,086	13,379	23,088	7,749	(2,309)	62,993	42,172	10,138
Changes in working capital(4)	2,022	7,829	2,503	(12,242)	(5,974)	(5,862)	4,044	(13,415)
Maintenance capital expenditures	(13,810)	(2,822)	(2,948)	(125)	-	(19,704)	(27,619)	(249)
Free cash flow	9,299	18,386	22,643	(4,618)	(8,283)	37,427	18,597	(3,526)
___________________________
(1)	Proportionately combined Free Cash Flow is equal to the sum of Free Cash Flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2)	Proportionately combined Free Cash Flow for Contracted Power and Energy is equal to MIC's controlling ownership interest in both CP and DE.
(3)	Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.
(4)	Pension contributions of $1.6 million for Hawaii Gas for the quarter ended December 31, 2012 was reported in changes in working capital, net of the non-cash pension expenses.

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